Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-199046) pertaining to the Amended and Restated 2008 Equity Incentive Plan and 2014 Omnibus Incentive Plan of ContraFect Corporation,

(2)	Registration Statements (Form S-8 Nos. 333-217943, 333-224834 and 333-231439) pertaining to the 2014 Omnibus Incentive Plan of ContraFect Corporation, and

(3)	Registration Statements (Form S-3 Nos. 333-217989 and 333-228626) of ContraFect Corporation;

of our report dated March 18, 2020, with respect to the consolidated financial statements of ContraFect Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Hartford, Connecticut

March 18, 2020